Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ROYALTY PURCHASE AGREEMENT

ESPERION THERAPEUTICS, INC.
as Seller

- and -

OCM IP HEALTHCARE PORTFOLIO LP
as Purchaser

June 27, 2024

Exhibit A Form of Bill of Sale and Assignment

Exhibit B Escrow Agreement

Exhibit C Seller Account

Exhibit D Seller Disclosure Letter

Exhibit E Press Release

THIS ROYALTY PURCHASE AGREEMENT made as of the 27th day of June, 2024.

BETWEEN:
ESPERION THERAPEUTICS, INC.,
a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as “Seller”)

- and -

OCM IP HEALTHCARE PORTFOLIO LP,
a limited partnership formed under the laws of the Province of Ontario,

(hereinafter referred to as “Purchaser”).

WHEREAS capitalized terms have the meanings specified in Section 1.1;

AND WHEREAS Seller is a party to the License Agreement;

AND WHEREAS Seller desires to sell, transfer, assign and convey to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, Seller’s right, title and interest in and to the Purchased Receivables, upon and subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1
DEFINED TERMS AND RULES OF CONSTRUCTION

1.1 Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms have the respective meanings specified below, and grammatical variations of such terms have corresponding meanings:

“Affiliate” means:

a.with respect to any Person (including Purchaser), any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; and
b.with respect to Purchaser, any Person in respect of which OMERS Administration Corporation, as administrator of the OMERS primary pension plan and trustee of the pension funds thereunder, holds, directly or indirectly, more than 50% of the equity interests (economic) of such Person.

For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have corresponding meanings.

“Agreement” means this Royalty Purchase Agreement, including the Schedules and Exhibits attached hereto.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Withholding Certificate” means, for United States federal withholding tax purposes, a valid, true and properly executed IRS Form W-9 (or any applicable successor form) if Purchaser is a “United States person” (as defined in Section 7701(a)(30) of the Code) or a valid, true and properly executed applicable IRS Form W-8 (or any applicable successor form) certifying that Purchaser is exempt from United States federal withholding tax with respect to all payments in respect of the Purchased Receivables.

“Bankruptcy Laws” means bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” means that certain Bill of Sale and Assignment to be entered into by Seller and Purchaser substantially in the form of Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by Applicable Law to remain closed.

“Cap Amount” means $517,915,506.

“Cap Date” means the first date on which the Total Net Amount as of such date equals or exceeds the Cap Amount. For purposes of determining the Cap Date (and calculating the Total Net Amount):
a.Purchased Receivables attributable to Royalty Payments made by the Licensee shall be deemed to have been remitted to (and received by) Purchaser in equal installments on each day of the calendar quarter in respect of which such Royalty Payment is made; and
b.all other amounts shall be deemed to have been remitted to Purchaser on the date on which such amounts were remitted to, or otherwise received by, Purchaser.

“Closing” has the meaning specified in Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Confidential Information” has the meaning specified in Section 5.8(b).

“Credit Event” means any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, similar proceeding or financial distress of Licensee, as a result of which Licensee fails to pay, or is delayed in paying, all or a portion of the Purchased Receivables.

“Data Room” means the virtual data room established by Seller in connection with the transactions contemplated by this Agreement, as such data room existed as of 5:00 PM (Eastern time) on June 26, 2024.

“Data Room Deliverable” has the meaning specified in Section 3.9(b).

“Disputes” has the meaning specified in Section 3.11(c).

“DSE Territory” has the meaning specified in the License Agreement.

“DTT US/Germany” means the Convention between the Federal Republic of Germany and the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to tax on income and capital and to certain other taxes.

“Encumbrance” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement in the nature of a security interest, in each case, to secure payment of a debt or performance of an obligation. An Encumbrance does not include a grant of license, sublicense or similar right that does not secure payment of a debt or performance of an obligation.

“Escrow Account” means the “Joint Concentration Account” as defined in the Escrow Agreement.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means that certain Escrow Agreement to be entered into by Seller, Purchaser and the Escrow Agent substantially in the form of Exhibit B.

“Esperion Patent Rights” has the meaning specified in the License Agreement.

“Excluded Assets” means, collectively:
a.the Seller IP Assets;
b.the Retained Receivables;

c.any and all rights of Seller under or in respect of (i) the License Agreement (other than the Purchased Receivables), including, for the avoidance of doubt, all Milestone Payments, or (ii) any other contract; and
d.any other assets of the Seller.

“Excluded Liabilities and Obligations” has the meaning specified in Section 2.3.

“Financial Crime Laws” mean all Applicable Law of the United States of America, the United Nations Security Council, the European Union, any Member State of the European Union, Canada, Japan and the United Kingdom relating to the prevention of bribery, corruption, money laundering, terrorist financing, facilitation of tax evasion, fraud or substantially similar or related activities.

“Financing Statements” means the financing statements and continuation statements with respect to such financing statements, when applicable, referred to in Section 2.1(b).

“Fundamental Representations” has the meaning specified in Section 7.5.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Party” has the meaning specified in Section 7.2(a).

“Indemnifying Party” has the meaning specified in Section 7.2(a).

“Joint Collaboration Committee” has the meaning specified in the License Agreement.

“Joint Patent Rights” has the meaning specified in the License Agreement.

“Judgment” means any judgment, order, injunction, writ or decree.

“Knowledge” means:
a.with respect to Seller, the actual knowledge of [***], in each case after due inquiry of employees of Seller who would reasonably be expected to have knowledge of the relevant matters based on their roles at Seller; and
b.with respect to Purchaser, the actual knowledge of [***], in each case after due inquiry of employees of Purchaser who would reasonably be expected to have knowledge of the relevant matters based on their roles at Purchaser, in each case (clauses (a) and (b)), without any requirement to make any inquiries of third parties (including Licensee) or any Governmental Authority, or to perform any search of any public registry office or system.

“License Agreement” means the License and Collaboration Agreement dated as of January 2, 2019 between Licensee and Seller, as amended by the 1st Amendment to the

License and Collaboration Agreement dated as of June 18, 2020, as further amended by the 2nd Amendment to the License and Collaboration Agreement dated as of March 19, 2021 and as further amended by the 3rd Amendment to the License and Collaboration Agreement dated as of January 2, 2024, and also includes the Licensee Consent.

“Licensed Product” has the meaning specified in the License Agreement.

“Licensee” means Daiichi Sankyo Europe GmbH.

“Licensee Consent” means the letter agreement dated as of June 25, 2024 between Seller and Licensee pursuant to which, among other things, Licensee consents to the transactions contemplated by this Agreement and agrees to make payments on account of the Purchased Receivables to the Escrow Account.

“Licensee Deduction” means a right of setoff, offset, counterclaim, reduction, or deduction crediting against any of the Royalty Payments or other amounts payable by Licensee to Seller pursuant to the License Agreement.

“Listed Patents” means the Patents and Supplementary Protection Certificates.

“Losses” has the meaning specified in Section 7.1(a).

“Material Adverse Effect” means any one or more of:
a.a material adverse effect on the right or ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents;
b.a material adverse effect on the validity or enforceability of the Transaction Documents against Seller or the rights of Purchaser thereunder;
c.a material adverse effect on the rights of Seller under the License Agreement related to or affecting, directly or indirectly, the Royalty Payment; or
d.a material adverse effect on the value of the Purchased Receivables (including the timing, amount or duration thereof).

“Milestone Payments” means all milestone payments payable to Seller by Licensee pursuant to Sections 9.2 and 9.3 of the License Agreement.

“Modification” has the meaning specified in Section 5.4(a)(iii).

“Net Sales” has the meaning specified in the License Agreement.

“Parties” means, collectively, Seller and Purchaser, and “Party” means either of them.

“Patents” means the patent and patent applications listed in Part A of Schedule 3.11.

“Payoff Letter” means the letter agreement dated as of June 27, 2024 between Seller, Eiger III SA LLC, and Interlaken ICAV, for and on behalf of Eiger Partners II Fund.

“Permitted Encumbrances” means any (i) Encumbrances for taxes not yet due or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with generally accepted accounting principles have been established; (ii) Encumbrances created, permitted or required by this Agreement in favor of the Purchaser; (iii) any other Encumbrances arising by the operation of Applicable Law; and (iv) subject to Section 5.14, those Encumbrances granted by Seller pursuant to the RIPA and the RIPA Security Agreement that will be terminated, released and discharged pursuant to the Payoff Letter.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchased Proceeds” means all amounts received by Seller from any Person as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes exclusively related to, and solely to the extent involving, the Receivables (other than such amounts that relate exclusively to the Retained Receivables or that are otherwise used to reimburse or indemnify Seller for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes).

“Purchased Receivables” means, collectively, during the Purchased Receivables Period:
a.100% of the Receivables;
b.the Purchased Proceeds and other amounts that are paid or become payable pursuant to the License Agreement in lieu of any of the Receivables; and
c.the interest (if any) that is payable in respect of any of the payments referred to in clause (a) or (b) above pursuant to Section 9.8 of the License Agreement.

“Purchased Receivables Period” means, with respect to any country, the period beginning on (and including) April 1, 2024 and ending on (and including) the Cap Date.

“Purchaser GP” means OCM IP Healthcare Portfolio G.P. Inc., in its capacity as general partner of Purchaser.

“Purchaser Indemnified Party” has the meaning specified in Section 7.1(a).

“Qualified Action” has the meaning specified in Section 8.3(e).

“Receivables” means the Royalty Payments in respect of Net Sales of any Licensed Product that occurred during the Purchased Receivables Period.

“Relevant Withholding Tax Decision” has the meaning specified in Section 5.12(e)(v).

“Relevant Withholding Tax Matter” has the meaning specified in Section 5.12(e)(vi).

“Representatives” means:
a.with respect to Purchaser, (i) Purchaser GP, (ii) Purchaser’s limited and general partners, and (iii) Purchaser’s and Purchaser GP’s directors, officers, employees, attorneys, consultants and advisors; and
b.with respect to Seller, its directors, officers, employees, attorneys, consultants and advisors.

“Repurchase Consideration” has the meaning specified in the Payoff Letter.

“Retained Proceeds” means all amounts received by Seller from any Person as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes exclusively related to, and solely to the extent involving, the Retained Receivables (other than such amounts that relate exclusively to the Purchased Receivables or that are otherwise used to reimburse or indemnify Purchaser for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes).

“Retained Receivables” means, collectively:
a.all of the Royalty Payments that do not constitute Purchased Receivables, including Royalty Payments in respect of Net Sales of Licensed Products that occurred prior to the commencement of, or that occur following, the Purchased Receivables Period;
b.all Milestone Payments;
c.Retained Proceeds and other amounts that are paid or become payable pursuant to the License Agreement in lieu of any of the payments referred to in clause (a) or (b) above; and
d.the interest (if any) that is payable in respect of any of the payments referred to in clause (a), (b), or (c) above pursuant to Section 9.8 of the License Agreement.

“RIPA” means the Revenue Interest Purchase Agreement dated as of June 26, 2019 between Seller, the purchasers thereunder and Eiger III SA LLC, as collateral agent and administrative agent for the such purchasers, as amended from time to time.

“RIPA Security Agreement” means the Security Agreement dated June 28, 2019 entered into by Seller in favor of Eiger III SA LLC, as collateral agent, as amended.

“Royalty Payment” means the royalties on Net Sales of all Licensed Products in the DSE Territory during the Royalty Term that are payable by Licensee to Seller pursuant to Section 9.4 of the License Agreement, including all royalties that are payable following the exercise by Seller of its rights under Section 9.10 of the License Agreement.

“Royalty Reports” means the reports required to be delivered by Licensee pursuant to Section 9.5 of the License Agreement.

“Royalty Term” has the meaning specified in the License Agreement.

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the Parliament of Canada, the European Union, and/or any present or future member state thereof and/or the United Kingdom’s His Majesty’s Treasury.

“Seller Account” means the bank account of Seller listed in Exhibit C or such other bank account as Seller specifies in a written notice to Purchaser from time to time.

“Seller Disclosure Letter” has the meaning specified in the preamble to Article 3.

“Seller Indemnified Party” has the meaning specified in Section 7.1(b).

“Seller IP Assets” means, collectively:
a.the Listed Patents;
b.any rights to research, develop, commercialize, make, have made, use, sell, have sold, offer to sell, import or otherwise exploit the Licensed Product; and
c.any other intellectual property or other proprietary rights of any kind that are owned or held by, or licensed to, Seller.

“Seller Monetization Transaction” means, with respect to the Retained Receivables, (i) any sale, assignment or other transfer of all or a portion of the Seller’s right, title and interest in, to and under such Retained Receivables, or (ii) any royalty financing or other monetization transaction, in each case secured by an Encumbrance on, or providing for payments from and based on the cash flows generated by, the Seller’s right, title and interest in such Retained Receivables.

“Specified Infringement” has the meaning specified in Section 5.11(a).

“Supplementary Protection Certificates” means the supplementary protection certificates and applications for supplementary protection certificates listed in Part B of Schedule 3.11.

“Technology Transfer Agreement” means the Technology Transfer Agreement dated as of January 2, 2024 between Licensee, Daiichi Sankyo Company, Limited and Seller.

“Term” has the meaning specified in Section 8.1.

“Third-Party Claim” has the meaning specified in Section 7.2(a).

“Total Net Amount” means, as of any date, the excess of:
a.the aggregate amount of all payments remitted to, or otherwise received by, or deemed to have been received by, Purchaser on or prior to such date pursuant to the Transaction Documents (and, for such purpose, any tax withholding on payments of Purchased Receivables shall be deemed to have been received by Purchaser for purposes of calculating the Total Net Amount, provided that any subsequent Withholding Tax Refunds received by Purchaser shall not thereafter be counted again for purpose of calculating the Total Net Amount), including:

i.all payments in respect of Purchased Receivables pursuant to the Escrow Agreement, Section 5.1 and Section 5.3 (or otherwise);
ii.the aggregate amount of proceeds that are remitted to, or otherwise received by, Purchaser pursuant to Section 5.5 and Section 5.11(d) (or otherwise);
iii.the aggregate amount of consideration remitted to, or otherwise received by, Purchaser by virtue of its consent rights hereunder; and
iv.the aggregate amount of all payments made by Seller pursuant to Section 7.1(a) (except, in all cases of this clause (iv), to the extent such payments are paid to make Purchaser or any other Purchaser Indemnified Party whole with respect to any out-of-pocket Losses incurred by Purchaser or such other Purchaser Indemnified Party), over:

a.the sum of:
i.the aggregate amounts actually paid by Purchaser on or prior to such date as reimbursements for overpayments of Receivables in the case of a Purchased Receivables Overpayment or pursuant to Section 5.1(f) (but only to the extent that such overpayments have been included in the calculation of the Total Net Amount as of such date under clause (a) of this definition); plus
ii.any amounts to which Section 5.1(b) applies (but only to the extent that such amounts have been included in the calculation of the Total Net Amount as of such date under clause (a) of this definition).

“Transaction Documents” means this Agreement, the Bill of Sale, and the Escrow Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware.

“Voting Securities” means, with respect to any Person, securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Withholding Tax Refund” means a refund, credit or other repayment of any German tax that is withheld or otherwise deducted from payments of the Purchased Receivables, whether received in cash, by way of set-off, by way of a reduction of a tax obligation or otherwise, including any interest paid or credited with respect thereto.

1.2 Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:
a.the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;
b.references to an “Article”, “Section”, or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Exhibit to this Agreement;
c.references to a “Schedule” followed by a number refer to the specified Schedule to the Seller Disclosure Letter;
d.the table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
e.words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;
f.the words “either” and “or” are not exclusive, and the word “including” is deemed to mean “including without limitation”;
g.the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”
h.any reference to any agreement (including this Agreement) means such agreement as amended, modified, replaced or supplemented from time to time;
i.all dollar amounts (“$”) refer to U.S. dollars;
j.any reference to any statute includes all regulations made under or in connection with that statute, as amended, modified, replaced or supplemented from time to time, and any reference to a specific provision of any statute or regulation also refers to any successor provision thereto of like or similar effect;
k.any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;
l.whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day; and
m.references in this Agreement to any term defined in the License Agreement and to any Section or other provision of the License Agreement refer to such term, Section or other provision of the License Agreement as in existence on the date of this Agreement, unless such term, Section or other provision of the License Agreement is amended, modified, supplemented or waived from time to time in compliance with Section 5.4(a)(iii) of this Agreement, in which case such references in this Agreement shall be to such term, Section or other provision of the License Agreement as so amended, modified, supplemented or waived from time to time.

ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED RECEIVABLES

2.1 Purchase and Sale

a.Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, Seller’s right, title and interest in and to the Purchased Receivables, free and clear of any and all Encumbrances other than those Encumbrances created in favor of Purchaser by the Transaction Documents. For the avoidance of doubt, the Purchaser is not entitled to a Total Net Amount in excess of the Cap Amount under this Agreement.
b.It is the intention of the Parties that the sale, transfer, assignment and conveyance contemplated by this Agreement shall constitute a sale of the Purchased Receivables from Seller to Purchaser and not a financing transaction, borrowing or loan; and accordingly, Seller will treat the sale, transfer, assignment and conveyance of the Purchased Receivables as sales of “accounts” in accordance with the UCC and Seller does hereby authorize Purchaser, from and after the date hereof, to file or to cause to be filed such financing statements (and continuation statements with respect to such financing statements when applicable) naming Seller as the seller and Purchaser as the purchaser of the Purchased Receivables as may be necessary to perfect such sale. If, notwithstanding the intent of the Parties in this regard, the sale, transfer, assignment and conveyance contemplated hereby is held not to be a sale, this Agreement shall constitute a security agreement and Seller does hereby grant security interests in and to the Purchased Receivables and any “proceeds” thereof (as such term is defined in the UCC), for the benefit of Purchaser to secure payment to Purchaser of amounts equal to the Purchased Receivables as they become due and payable under the License Agreement, and Seller does hereby authorize Purchaser to file or to cause to be filed such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interests.

2.2 Purchase Price

a.In full consideration for the sale, transfer, assignment and conveyance of the Purchased Receivables, and subject to the terms and conditions set forth herein, Purchaser shall pay (or cause to be paid) to Seller a purchase price of $304,656,180 (the “Purchase Price”) at the Closing.

b.Seller hereby directs Purchaser to pay the Purchase Price to the account specified in Schedule A of the Payoff Letter in partial satisfaction of Seller’s obligation to pay the Repurchase Consideration thereunder.

2.3 No Assumed Obligations; No Assigned Rights

a.Notwithstanding any provision in this Agreement, any other Transaction Document or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Receivables and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement, the RIPA, any other contract, the Permitted Encumbrances or otherwise (the “Excluded Liabilities and Obligations”). As between Seller and Purchaser, Seller shall remain exclusively responsible for the satisfaction and performance of the Excluded Liabilities and Obligations.
b.Notwithstanding any provision in this Agreement, any other Transaction Document or any other writing to the contrary, Seller is selling, transferring, assigning and conveying only the Purchased Receivables and, except as expressly set forth in this Agreement, is not assigning any rights or powers of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement, any other contract, or otherwise.

2.4 No Purchase or Sale of Excluded Assets

Notwithstanding anything to the contrary contained in this Agreement, any other Transaction Document or any other writing, Seller shall retain all its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchaser under this Agreement, all Excluded Assets.

ARTICLE 3
REPRESENTATIONS OF SELLER

Except as set forth on Exhibit D (the “Seller Disclosure Letter”), Seller hereby represents to Purchaser as of the date hereof as follows and acknowledges that Purchaser is relying on these representations and warranties in connection with the transactions contemplated by this Agreement:

3.1 Organization

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authorization and Enforceability

Seller has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by Seller. Each of the Transaction Documents constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable Bankruptcy Laws, general equitable principles and principles of public policy.

3.3 No Conflicts

None of the execution and delivery by Seller of any of the Transaction Documents, the performance by Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach or default under (a) any Applicable Law or any Judgment of any Governmental Authority, to which Seller may be subject or bound, (b) any term or provision of the License Agreement, the Technology Transfer Agreement or the RIPA, or (c) any term or provision of any other contract to which Seller is a party, except, in each case (clause (a), (b) or (c)), for any such conflict, breach or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Ownership of Purchased Receivables

Seller is the sole owner of, has good title to, and holds all right and interest in and to the Purchased Receivables, free and clear of all Encumbrances other than Permitted Encumbrances. Upon payment of the Purchase Price, Purchaser will be the sole owner of, will have good title to, and will hold all right and interest in and to the Purchased Receivables, free and clear of all Encumbrances other than those Encumbrances created in favor of Purchaser under the Transaction Documents. Seller has full right to sell, transfer, assign and convey the Purchased Receivables to Purchaser. There are no contracts, agreements or understandings (whether written or oral) to which Seller is a party and which are in effect as of the date hereof pursuant to which any third party has any right, entitlement or privilege to or in respect of the Purchased Receivables, in whole or in part, other than the Transaction Documents.

3.5 Governmental and Third-Party Authorizations

a.The execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of any of the transactions contemplated hereunder and thereunder (including the sale, transfer, assignment and conveyance of the Purchased Receivables to Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority having jurisdiction over Seller or any other Person, except for those that have been previously obtained or made and the Financing Statements.
b.Schedule 3.5(b) sets forth a true, correct and complete copy of the Payoff Letter. The Payoff Letter is (i) in full force and effect, (ii) the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto, and (iii) enforceable against Seller and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, subject in each case, as to enforcement of remedies, to Bankruptcy Laws, general equitable principles and principles of public policy.

3.6 No Litigation

There is no pending or, to the Seller’s Knowledge, threatened action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator against Seller that, individually or in the aggregate, (a) would reasonably be expected to have a Material Adverse Effect or (b) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by the Transaction Documents.

3.7 No Brokers’ Fees

Seller is solely responsible for any commission or broker’s fee owing in connection with the transactions contemplated by this Agreement that is or becomes owing to J. Wood Capital Advisors, the full amount of which is included in the Excluded Liabilities and Obligations. Seller has not taken any action that would entitle any other Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

3.8 Compliance with Laws

Seller is not in violation of and, to the Knowledge of Seller, is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with any violation of, any Applicable Law or any Judgment of any Governmental Authority, in each case that would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, (a) Seller is not, and has not been in the three (3) years prior to the date of this Agreement, in violation of any Sanctions or Financial Crime Laws, and (b) Seller is not conducting, and has not conducted in the three (3) years prior to the date of this Agreement, any business dealings or activities in violation of Sanctions or in any other manner that would expose Seller to the risk of adverse measures pursuant to Sanctions.

3.9 License Agreement

a.Schedule 3.9(a) sets forth true, correct and complete copies of:
i.the License Agreement; and
ii.the Technology Transfer Agreement.
b.True, correct and complete copies of each of the following documents have been made available in the Data Room:
i.all Royalty Reports delivered, as of the date of this Agreement, to Seller by Licensee pursuant to the License Agreement; and

ii.all material written notices delivered, as of the date of this Agreement, to Seller by Licensee, or to Licensee by Seller, in each case since April 1, 2020 pursuant to the License Agreement in relation to the Royalty Payments and the Milestone Payments that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except, in each case, with respect to such notices relating to disputes that have been fully resolved prior to the date hereof and have, as part of that resolution, resulted in an amendment to the License Agreement.

A complete copy of the Data Room will be made available to Purchaser at, or promptly following, the Closing, by (A) delivery of an electronic copy of the Data Room by Seller to Purchaser, or (B) making all of the contents of the Data Room available for downloading by Purchaser (in either case, the “Data Room Deliverable”).
c.Each of the License Agreement and the Technology Transfer Agreement is (i) in full force and effect, (ii) the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Licensee, and (iii) enforceable against Seller and, to the Knowledge of Seller, Licensee, in accordance with its terms, subject in each case, as to enforcement of remedies, to Bankruptcy Laws, general equitable principles and principles of public policy.
d.Seller is not in breach or violation of, or in default under, the License Agreement or the Technology Transfer Agreement in any material respect, and, to the Knowledge of Seller, Licensee is not in breach or violation of, or in default under, the License Agreement or the Technology Transfer Agreement in any material respect, in each case, in such a manner that would reasonably be expected to adversely affect the value of the Purchased Receivables (including the timing, amount or duration thereof).
e.Each of Nilemdo® (bempedoic acid) and Nustendi® (bempedoic acid and ezetimibe) is a Licensed Product.
f.Seller has not waived its right to receive payment in respect of any portion of the Royalty Payments, in whole or in part, or released Licensee, in whole or in part, from its obligation to pay the Royalty Payments in accordance with the License Agreement.
g.To the Knowledge of Seller, no event has occurred that would give (i) any party to the License Agreement or the Technology Transfer Agreement the right to terminate the License Agreement (except with respect to Section 13.2.1 of the License Agreement) or the Technology Transfer Agreement (except with respect to Section 5.5 of the Technology Transfer Agreement), as applicable, in whole or in part, or (ii) Licensee the right to cease paying the Royalty Payments under the License Agreement (except with respect to Section 13.2.1 of the License Agreement) in accordance with the terms thereof. Seller has not received any written notice from Licensee challenging the validity or enforceability of the License Agreement or the obligation to pay the Royalty Payments under the License Agreement in accordance with the terms thereof. Seller has not received any notice of termination of the License Agreement by Licensee pursuant to Section 13.2.1 of the License Agreement. Seller has not agreed with Licensee to terminate the License Agreement in whole or in part.
h.Seller has not consented to an assignment by Licensee of the License Agreement in whole or in part, and Seller does not have Knowledge of any assignment by Licensee of the License Agreement.
i.Other than the License Agreement, there are no contracts (whether written or oral) between Seller and Licensee that adversely affect the value of the Purchased Receivables (including the timing, amount or duration thereof).
j.Seller has received from Licensee all of the Royalty Payments and the Milestone Payments that Seller is entitled to receive pursuant to the License Agreement based on the information provided in the Royalty Reports that Seller has received from Licensee. To the Knowledge of Seller, Seller has not received any payments from Licensee on account of the Royalty Payments that would otherwise have comprised part of the Purchased Receivables.
k.Licensee has not taken, and Seller has not received any written notice from Licensee expressing an intention by Licensee to take, any Licensee Deduction from any Royalty Payments or other amounts payable by Licensee to Seller pursuant to the License Agreement because of any amount owed or claimed owed from Seller or an Affiliate of Seller to Licensee, and to the Knowledge of Seller, no event or condition exists that would permit Licensee to do so for such reason.
l.To the Knowledge of Seller, (i) Licensee is not, and has not been in the three (3) years prior to the date of this Agreement, in violation of any Sanctions or Financial Crime Laws, and (ii) Licensee is not conducting, and has not conducted in the three (3) years prior to the date of this Agreement, any business dealings or activities in violation of Sanctions or in any other manner that would expose Seller to the risk of adverse measures pursuant to Sanctions.
m.To the Knowledge of Seller, Licensee has not granted any sublicense pursuant to Section 8.1.2 of the License Agreement.
n.Seller has not exercised its audit right under Section 9.6 of the License Agreement.
o.Seller has not delivered to, or received from, Licensee a notice of dispute arising out of or in connection with the License Agreement, other than any dispute that has been fully resolved prior to the date hereof.
p.Seller has not made any claim for indemnification by Licensee pursuant to Section 11.1 of the License Agreement, and Licensee has not made any claim for indemnification by Seller pursuant to Section 11.2 of the License Agreement.

q.Schedule 3.9(q) specifies the date of the first quarter during which the First Commercial Sale (as defined in the License Agreement) for each Licensed Product in the DSE Territory occurred.

3.10 Solvency

Upon consummation of the transactions contemplated by this Agreement:

a.the fair saleable value of the assets of Seller will be greater than the sum of its existing debts, liabilities and other obligations, including known contingent liabilities;
b.the present fair saleable value of the assets of Seller will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured;
c.Seller will be able to pay its existing debts, liabilities and other obligations, including known contingent obligations, as they come due in the ordinary course; and
d.Seller will not be rendered insolvent under applicable Bankruptcy Laws.

3.11 Intellectual Property
a.Schedule 3.11 specifies:
i.with respect to each Listed Patent that is an issued patent:
A.the jurisdiction in which such Listed Patent has been issued as a patent; and
B.the patent number of such Listed Patent;
ii.with respect to each Listed Patent that is a pending patent application:
A.the jurisdiction in which such Listed Patent is pending; and
B.the patent application number of such Listed Patent;
iii.with respect to each Listed Patent that is a Supplementary Protection Certificate:
A.the jurisdiction in which such Listed Patent has been granted; and
B.the Supplementary Protection Certificate number of such Listed Patent.
b.The Listed Patents include all Esperion Patent Rights under the License Agreement. There are no Joint Patent Rights.
c.There are no pending or, to the Knowledge of Seller, threatened inter partes reviews, post-grant reviews, injunctions, claims, suits, actions,

citations, summons, subpoenas, complaints, arbitrations, mediations, demands, decrees, disputes, disagreements, litigations, interferences, re-examinations, reissue applications/proceedings, oppositions, hearings, inquiries, investigations, invalidation actions or like proceedings, in each case other than patent prosecution (including third party observations) in the ordinary course (collectively, “Disputes”) involving any of the Listed Patents.
d.The Listed Patents are not subject to any outstanding Judgment, ruling, settlement or other disposition of a Dispute.
e.Seller is the owner of the entire right, title and interest in each of the Listed Patents, free and clear of any Encumbrances (other than Permitted Encumbrances).
f.Seller and, to Seller’s Knowledge, its Affiliates, have not received any written notice that any Person other than Seller has a claim to ownership of any of the Listed Patents.
g.Seller has not and, to the Knowledge of Seller, its Affiliates and Licensee have not, received any written notice from any Person, and otherwise has no Knowledge, that there is a Person who is or claims to be an inventor under any of the Listed Patents who is not a named inventor thereof.
h.To the Knowledge of Seller, each of the issued Listed Patents is valid and enforceable. Seller has not, and, to the Knowledge of Seller, its Affiliates and Licensee have not, received any written notice or written legal opinion that alleges that any of the issued Listed Patents is invalid or unenforceable.
i.None of the issued Listed Patents have lapsed, expired or otherwise been terminated other than pursuant to the expiration of their natural terms. Seller has not and, to the Knowledge of Seller, its Affiliates and Licensee have not, received any written notice relating to the lapse, expiration or other termination of any of the Listed Patents other than pursuant to the expiration of their natural terms.
j.Seller has not and, to the Knowledge of Seller, its Affiliates and Licensee have not, received any written notice from any Person, and otherwise has no Knowledge, of any claim by any Person asserting that the discovery, development, manufacture, marketing, importation, distribution, sale, offer for sale or use of a Licensed Product infringes any Person’s patents or other intellectual property rights.
k.To the Knowledge of Seller, there is no Person who is engaging in or has engaged in any activity that infringes upon any of the Listed Patents.
l.Seller has and, to the Knowledge of Seller, its Affiliates and Licensee have, used commercially reasonable efforts to prosecute and maintain the Listed Patents, including timely filing and maintaining Supplementary Protection Certificates or like counterparts with respect to the Listed Patents where available and commercially reasonable to pursue and have paid, or caused to be paid, all required maintenance fees and like payments with respect to the issued Listed Patents.

3.12 Regulatory Approvals and Exclusivity

To the Knowledge of Seller, Licensee is the regulatory authorization holder of the Licensed Product in each of Belgium, Germany, France, United Kingdom, Italy, Spain, Austria, Luxembourg, Switzerland, Netherlands, Portugal, Slovakia, Czech, Ireland, Croatia and Bulgaria. To the Knowledge of Seller, Licensee has complied with its obligations to obtain and maintain all regulatory approvals, including marketing authorizations approved by the European Medicines Agency under the centralized European procedure and by the Medicines and Healthcare products Regulatory Authority, for the Licensed Product as required under the License Agreement.

3.13 UCC Representations and Warranties
a.Seller’s exact legal name is, and for the preceding ten (10) years has been, “Esperion Therapeutics, Inc.”
b.Seller is, and for the preceding five (5) years has been, a corporation existing under the laws of the State of Delaware, with its principal place of business located at 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108.

3.14 Taxes
a.No deduction or withholding for or on account of any tax has been made from any Royalty Payment or Milestone Payment by Licensee to Seller under the License Agreement, and Seller has not received any written notice from Licensee that any such deduction or withholding will be required or requested in the future.
b.Seller has obtained the required exemption certificates to execute and receive payments (including, without limitation, payments of the Purchased Receivables) without withholding tax, including a German Exemption Certificate.
c.To the Knowledge of Seller, Seller is entitled under the DTT US/Germany and Section 50d paragraph 3 German Income Tax Act (Einkommensteuergesetz), to the benefits of the DTT US/Germany pursuant to Articles 12, 28 of the DTT US/Germany with respect to Royalty Payments (including, for greater certainty, the Purchased Receivables) or Milestone Payments.
d.Seller has its registered office and place of effective management in the US, and does not have any permanent establishments for income tax or value added tax (or similar tax) purposes outside such jurisdiction.
e.Seller has filed (or caused to be filed) all material tax returns and material tax reports required to be filed under Applicable Law and has paid all material taxes required to be paid, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles applicable to Seller, as in effect from time to time.

3.15 No Implied Representations and Warranties

A.EXCEPT AS EXPRESSLY SET FORTH IN THIS Article 3, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER ACKNOWLEDGES THAT, (A) EXCEPT AS SPECIFICALLY PROVIDED IN THIS Article 3, SELLER HAS ASSUMED NO RESPONSIBILITIES OF ANY KIND WITH RESPECT TO ANY ACT OR OMISSION OF LICENSEE WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE, DISTRIBUTION, MARKETING OR OTHER ACTIVITIES OF LICENSEE WITH RESPECT TO ANY OF THE LICENSED PRODUCTS, AND (B) PURCHASER ASSUMES ALL RISKS ARISING FROM OR IN CONNECTION WITH ANY CREDIT EVENT TO THE EXTENT SUCH CREDIT EVENT AFFECTS THE VALUE OF THE PURCHASED RECEIVABLES (INCLUDING THE TIMING, AMOUNT OR DURATION THEREOF), PROVIDED, HOWEVER, THAT SUCH ASSUMPTION OF RISK SHALL NOT RELIEVE SELLER FROM ANY OF ITS OBLIGATIONS UNDER SECTION 5.4 OR SECTION 5.5, and (c) Purchaser has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Seller or any of its Affiliates or Representatives, except as expressly set forth IN THIS Article 3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as follows and acknowledges that Seller is relying on these representations and warranties in connection with the transactions contemplated by this Agreement:

4.1 Organization
Purchaser is a limited partnership formed and existing under the laws of the Province of Ontario. Purchaser GP is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and is the sole general partner of Purchaser.

4.2 Authorization and Enforceability

Purchaser GP, in its capacity as general partner of Purchaser, has all powers and authority to execute and deliver, and to perform Purchaser’s obligations under, the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents by Purchaser GP, in its capacity as general partner of Purchaser, and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser GP, in its capacity as general partner of Purchaser. Each of the Transaction Documents constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable Bankruptcy Laws, general equitable principles and principles of public policy.

4.3 No Conflicts

None of the execution and delivery by Purchaser GP, in its capacity as general partner of Purchaser, of any of the Transaction Documents, the performance by Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach or default under, (a) any Applicable Law or any Judgment of any Governmental Authority, to which Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, may be subject or bound, (b) any term or provision of any contract to which Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, is a party or (c) any term or provision of any of the organizational documents of Purchaser or Purchaser GP.

4.4 Governmental and Third Party Authorizations

The execution and delivery of the Transaction Documents by Purchaser GP, in its capacity as general partner of Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority having jurisdiction over Purchaser or Purchaser GP, except for those that have been previously obtained or made.

4.5 No Litigation

There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) before any Governmental Authority, court or arbitrator pending or, to the Knowledge of Purchaser, threatened, against Purchaser or Purchaser GP, that, in each case, challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents.

4.6 Financing

Purchaser has sufficient cash on hand to pay the Purchase Price. Purchaser acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

4.7 No Brokers’ Fees

Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

The Parties covenant and agree as follows, in each case during the Term:

5.1 Payments on Account of the Purchased Receivables

a.Seller shall not amend, replace or revoke the Licensee Consent prior to the end of the Term without the prior written consent of Purchaser.
b.If Purchaser receives any payment on account of the Retained Receivables or any other Excluded Asset, Purchaser shall:
i.hold such payment in trust for the benefit of Seller;
ii.have no right, title or interest whatsoever in such payment; and
iii.promptly, and in any event no later than ten (10) Business Days following the receipt by Purchaser of such payment, remit the full amount thereof that comprises the Retained Receivables or such other Excluded Asset to the Seller Account by wire transfer of immediately available funds, without set-off, withholding or deduction of any kind.
c.If Seller receives any payment on account of the Purchased Receivables (other than the Purchase Price), Seller shall:
i.hold such payment in trust for the benefit of Purchaser;
ii.have no right, title or interest whatsoever in such payment; and
iii.promptly, and in any event no later than ten (10) Business Days following the receipt by Seller of such payment, remit the full amount thereof that comprises the Purchased Receivables to the Escrow Account by wire transfer of immediately available funds, without set-off, withholding or deduction of any kind, following which Seller shall, jointly with Purchaser in accordance with the Escrow Agreement, direct the Escrow Agent to immediately distribute such funds to Purchaser in accordance with the Escrow Agreement.

e.Without limiting the generality of Section 2.3, if Licensee makes any Licensee Deduction against any Receivables that are Purchased Receivables for (i) any amount owing from Seller to Licensee in respect of any right of Licensee against Seller arising from or in connection with any contract (other than an obligation owing from Seller to Licensee under the License Agreement due to any overpayment of Purchased Receivables by Licensee) or any Excluded Liability and Obligation, or (ii) any amount on account of any overpayment of Royalty Payments by Licensee to Seller in respect of Net Sales of any Licensed Product in the DSE Territory that occurred during the period prior to the Purchased Receivables Period or any overpayment on account of any Milestone Payment (the amounts referred to in clause (i) and (ii), the “Seller Obligation”), then Seller shall promptly (and in any event no later than ten (10) Business Days) following the date on which Seller becomes aware of such Licensee Deduction, notify Purchaser, in writing, thereof, remit to the Escrow Account funds in an amount equal to such Licensee Deduction (not to exceed the amount of such Seller Obligation), without set off, withholding or deduction of any kind, and thereafter jointly with Purchaser in accordance with the Escrow Agreement direct the Escrow Agent to immediately distribute such funds to Purchaser. If Seller disputes with Licensee such Seller Obligation with respect to clause (i) above and such dispute is resolved in Seller’s favor, then to the extent that Seller previously remitted such amounts to the Escrow Account for the benefit of Purchaser in accordance with the preceding sentence, Seller shall be entitled to receive from Licensee any payment made by Licensee on account of such Seller Obligation and, to the extent that any such payment is deposited by Licensee in the Escrow Account, Purchaser shall jointly with Seller in accordance with the Escrow Agreement direct the Escrow Agent to immediately distribute such funds to Seller.
f.If, at any time Licensee makes a Licensee Deduction against the Retained Receivables, any other Excluded Asset, or any other payments that Licensee owes to Seller in connection with any matter other than the Purchased Receivables in respect of all or a portion of any overpayment of the Purchased Receivables (any such overpayment, a “Purchased Receivables Overpayment”), then Purchaser shall promptly (and in any event within ten (10) Business Days) following receipt of a written request from Seller (which request shall include reasonable supporting details) reimburse to Seller the amount of such Licensee Deduction (not to exceed the Purchased Receivables Overpayment), without set off, withholding or deduction of any kind, by payment to the Seller Account.
g.If the results of an audit pursuant to Section 9.6 of the License Agreement determine that Licensee overpaid amounts comprising Purchased Receivables, Purchaser shall pay to Seller the full amount of such overpayment within ten (10) Business Days following receipt by Purchaser of a copy of the applicable audit report, and Seller shall thereafter pay the full amount thereof to Licensee in accordance with Section 9.6 of the License Agreement.
h.If either Party fails to pay on or before the due date any amount which is payable to the other Party under this Agreement, such other Party may, after giving at least five (5) days’ prior written notice of such failure to pay to the Party that failed to pay, charge interest on that amount from the due date until payment is made in full at a rate per annum equal to four percent (4%) over the prime rate published by The Wall Street Journal, from time to time (or, if less, the maximum amount permitted by applicable law).

5.2 Royalty Reports; Notices; Correspondence

a.Promptly (and in any event no later than five (5) Business Days) following the receipt by Seller from Licensee of (i) a Royalty Report, (ii) a report summarizing Licensee’s commercialization activities for any Licensed Product delivered pursuant to Section 4.4 of the License Agreement, or (iii) any material written notice or material written correspondence relating to, involving or affecting, (A) the Purchased Receivables or (B) any other material right of Purchaser under this Agreement relating to the Purchased Receivables, Seller shall furnish a copy of such Royalty Report or such notice or correspondence to Purchaser. In addition, Seller shall provide a copy of all materials received by Seller’s representatives on the Joint Collaboration Committee that was constituted by Seller and Licensee pursuant to the License Agreement within ten (10) Business Days following the receipt thereof.
b.Except for notices and correspondence required to be given or made by Seller (i) under the License Agreement or (ii) by Applicable Law, Seller shall not send any notice or correspondence to Licensee relating to, involving or affecting the Purchased Receivables or any material right of Purchaser under this Agreement relating to the Purchased Receivables, in each case, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed), unless the sending of such notice or correspondence would not reasonably be expected to (A) adversely affect the value of the Purchased Receivables (including the timing, amount or duration thereof) or (B) otherwise have a Material Adverse Effect. Seller shall, promptly (and in any event no later than five (5) Business Days) following the delivery thereof by Seller to Licensee, provide to Purchaser a copy of any material notice or material correspondence sent by Seller to Licensee relating to, involving or affecting, the Purchased Receivables or any material right of Purchaser under this Agreement relating to the Purchased Receivables.

5.3 Audits of Licensee’s Records

a.Seller and Purchaser shall consult with each other as set forth in this Section 5.3 regarding the timing, manner and conduct of any inspection or audit of the Licensee’s records with respect to the Receivables pursuant to Section 9.6 of the License Agreement. Seller shall retain the exclusive right to inspect and audit Licensee’s records at any time and from time to time at its sole discretion for payments relating to periods prior to the Purchased Receivables Period; provided, however, that Seller shall consult with Purchaser prior to initiating any such inspection and audit; and provided further that the Purchaser expressly understands and agrees that Seller may proceed with any such audit without the approval or consent of Purchaser. If Seller initiates an audit, Purchaser may elect to have the Purchased Receivables included in the scope of such audit, and Purchaser shall be entitled to receive a copy of the auditor’s report.
b.Seller may, and if requested in writing by Purchaser, shall, cause a nationally recognized independent certified public accountant to inspect or audit Licensee’s relevant records solely with respect to matters related to the Receivables pursuant and subject to Section 9.6 of the License Agreement; provided, however, that Purchaser shall not be entitled to request such an inspection or audit more frequently than once in any calendar year. With respect to any such inspection or audit carried out at the request of Purchaser, Seller shall select such nationally recognized independent certified public accountant as Purchaser shall recommend for such purpose (provided that such independent certified public accountant is reasonably acceptable to Seller and Licensee pursuant to Section 9.6 of the License Agreement). All of the out-of-pocket costs and expenses of any such inspection or audit carried out at the request of Purchaser (including the fees and expenses of the independent certified public accountant selected for such inspection or audit) that would otherwise be borne by Seller pursuant to the License Agreement shall instead be directly paid by Purchaser promptly following the receipt of an invoice therefor. To the extent Seller reasonably incurs any out-of-pocket costs or expenses in connection with any such inspection or audit carried out at the request of Purchaser, Purchaser shall promptly (and in any event within five (5) Business Days) upon written request (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement), without set off, withholding or deduction of any kind, reimburse Seller by payment to the Seller Account.
c.All of the costs and expenses of any inspection or audit initiated by Seller under Section 9.6 of the License Agreement (other than at the request of Purchaser) (including the fees and expenses of any independent certified public accountant selected for such inspection or audit) shall be borne by Seller.
d.If, following the completion of any inspection or audit under Section 9.6 of the License Agreement, Licensee is required to make additional payments to Seller for underpayment of Receivables, then such payments received, after deduction and reimbursement of the Parties’ out-of-pocket costs and expenses (including the fees and expenses of the independent certified public accountant selected for such inspection or audit) borne by the Parties in connection with such inspection or audit pursuant to Section 5.3(b) or Section 5.3(c) (and that are not to be reimbursed pursuant to Section 5.3(e)), shall be allocated and paid to Seller, except with respect to such payments that are related to an unpaid portion of the Purchased Receivables, which shall be allocated and paid to Purchaser.
e.If, following the completion of any inspection or audit under Section 9.6 of the License Agreement, Licensee reimburses Seller for the costs and expenses of such inspection or audit pursuant to Section 9.6 of the License Agreement, Seller shall promptly (and in any event within five (5)

Business Days) following receipt by Seller of such reimbursement remit to Purchaser a pro rata amount of such reimbursement based on the portion of the costs and expenses of such inspection or audit that were paid, respectively, by Purchaser and Seller pursuant to Section 5.3(b) or Section 5.3(c).

5.4 Performance of License Agreement; Amendments

a.Seller shall not:
i.breach any of the provisions of the License Agreement or the Technology Transfer Agreement if the effect of such breach would reasonably be expected to have a Material Adverse Effect, and Seller shall use reasonable best efforts (in consultation with Purchaser) to cure any such breach by Seller of the License Agreement or the Technology Transfer Agreement, as applicable, in a timely manner;
ii.forgive, release or compromise any amount owed to or payable to Seller under the License Agreement that constitutes the Purchased Receivables, without prior written consent of Purchaser (in its sole discretion); and
iii.assign, amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, (each, a “Modification”) all or any provision of the License Agreement without the prior written consent of Purchaser (in its sole discretion) if such Modification (A) would reasonably be expected to have a Material Adverse Effect, (b) addresses provisions of the License Agreement governing the obligation to make the Royalty Payments, the amount or calculation of the Royalty Payments or the procedures or timing for payment of the Royalty Payments, or (c) would expand or otherwise change Purchaser’s obligations under Section 5.8(f).
b.If applicable, Seller shall invoice Licensee for unpaid Royalty Payments in the circumstances described in Section 9.10 of the License Agreement.

5.5 Enforcement of License Agreement

a.Promptly upon Seller becoming aware of a breach of or default under, or an alleged breach of or default under, the License Agreement by Licensee that, individually or in the aggregate with other alleged or actual breaches or defaults by Licensee, would reasonably be expected to have a Material Adverse Effect, Seller shall (i) promptly (but in any event within five (5) Business Days) provide written notice to Purchaser describing in reasonable detail the relevant breach or default, and (ii) proceed in consultation with Purchaser. In the case of such breach or default, Seller may, and if requested in writing by Purchaser, shall, take commercially reasonable actions (including selecting legal counsel reasonably satisfactory to Purchaser and commencing legal action against Licensee) to enforce compliance by Licensee with the relevant provisions of the License Agreement.
b.Purchaser shall, promptly (and in any event within ten (10) Business Days) following receipt of a written request from Seller (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement), reimburse Seller for 50% of all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Seller pursuant to this Section 5.5. The proceeds of the enforcement of Licensee’s obligations under the License Agreement pursuant to this Section 5.5 shall first be used to reimburse Purchaser and Seller (to the extent not previously reimbursed by Purchaser), the amount of all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by each of them in connection with such enforcement (including, in the case of Purchaser, to reimburse Purchaser for all amounts reimbursed to Seller by Purchaser pursuant to this Section 5.5(b)). Thereafter, the balance of such proceeds shall be allocated to Seller, except with respect to such proceeds that are for an unpaid portion of the Purchased Receivables, which shall be allocated to Purchaser. For purposes of this Section 5.5(b), “documented” costs and expenses refer to individually identifiable costs and expenses that are evidenced by a written invoice or other supporting documentation that provides a reasonably detailed description of the matters giving rise to such costs and expenses.

5.6 Assignments of License Agreement

a.Promptly (and in any event within five (5) Business Days) following receipt by Seller of a written request from Licensee for consent to assign the License Agreement (in whole or in part) pursuant to Section 14.2 of the License Agreement, Seller shall provide written notice thereof to Purchaser. Seller shall not grant or withhold such consent without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).
b.Seller shall not assign the License Agreement (in whole or in part) without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed), except in connection with (i) an assignment of this Agreement in its entirety in accordance with Section 8.3(c) to an assignee permitted thereunder or (ii) a Seller Monetization Transaction that would not otherwise adversely affect (A) the ability of Seller to perform any of its obligations hereunder or under any of the other Transaction Documents or (B) the ability of Purchaser to exercise any of its rights hereunder or under any of the other Transaction Documents.

5.7 Termination of License Agreement

Within five (5) Business Days of Seller becoming aware of the occurrence of any event that gives rise to a right on the part of Seller to terminate the License Agreement pursuant to Section 13.2.2, Section 13.2.3 or Section 13.2.7 of the License Agreement, Seller shall provide written notice of such occurrence to Purchaser and consult with Purchaser in determining whether or not to exercise Seller’s right to terminate the License Agreement pursuant to such Section of the License Agreement. In any event, Seller shall not exercise its right to terminate the License Agreement pursuant to Section 13.2.2, Section 13.2.3 or Section 13.2.7 of the License Agreement or otherwise, or agree with Licensee to terminate the License Agreement in whole or in part, except with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed).

5.8 Confidentiality

a.Subject to this Section 5.8, Purchaser shall keep confidential and not disclose to any Person (other than its Affiliates and its and its Affiliates’ Representatives (collectively, “Purchaser Recipients”)) and shall cause the Purchaser Recipients to keep confidential and not disclose to any Person, any Confidential Information. Purchaser shall, and shall cause the Purchaser Recipients to, use the Confidential Information solely in connection with Purchaser’s administration of the Transaction Documents (and not for any other purpose). The foregoing obligations shall continue until the later of (x) five (5) years after the termination of this Agreement and (y) the date of expiration of the confidentiality obligations of Seller under the License Agreement.
b.“Confidential Information” means, collectively, all information (whether written or oral, or in electronic or other form, and whether furnished before, on or after the date of this Agreement) concerning or relating to Seller, Seller’s Affiliates, this Agreement, Licensee, the License Agreement, the Licensed Products, the Receivables and any information considered to be Confidential Information under the License Agreement that is furnished to Purchaser or its Representatives by or on behalf of Seller, including (i) this Agreement and the License Agreement, and (ii) any Royalty Reports, Modifications, assignments, notices, requests, correspondence, documents or other information furnished pursuant to this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (A) was known by Purchaser or any of its Representatives on a non-confidential basis at the time such information was disclosed to Purchaser or its Representatives in accordance herewith or in accordance with the Confidentiality Agreement (as defined below), as evidenced by its written records or other competent evidence; (B) was or becomes generally available to the public (other than as a result of a disclosure by Purchaser or the Purchaser Recipients in violation of this Agreement); (C) became or becomes known to Purchaser or any of the Purchaser Recipients on a non-confidential basis from a source other than Seller, its Affiliates, Licensee, Licensee’s Affiliates, and Seller’s, Seller’s Affiliates’, Licensee’s, or Licensee’s Affiliates’ Representatives (and

without any breach of this Agreement or the Confidentiality Agreement by Purchaser or the Purchaser Recipients); provided that Purchaser or the relevant Purchaser Recipient was not aware that the source of such information was breaching any legal, contractual or fiduciary obligation to Seller, Seller’s Affiliates, or Licensee by making disclosure; or (D) is or has been independently developed by Purchaser or any of the Purchaser Recipients without use of or reference to the Confidential Information, as evidenced by its written records or other competent evidence.
c.If Purchaser or any of the Purchaser Recipients is requested by a governmental or regulatory or self-regulatory authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory or self-regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, Purchaser shall promptly, to the extent permitted by Applicable Law, notify Seller in writing of such request or requirement so that Seller, Seller’s Affiliate, Licensee, or Licensee’s Affiliate may seek an appropriate protective order or other appropriate remedy (and if Seller, Seller’s Affiliate, Licensee, or Licensee’s Affiliate seeks such an order or other remedy, Purchaser will provide such cooperation, at Seller’s sole expense, as Seller shall reasonably request). If no such protective order or other remedy is obtained and Purchaser or the relevant Purchaser Recipients are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose such Confidential Information, Purchaser or the applicable Purchaser Recipients, as the case may be, shall only disclose that portion of such Confidential Information that their respective counsel advises that Purchaser or the applicable Purchaser Recipients, as the case may be, are required to disclose and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. Notwithstanding the foregoing, notice to Seller shall not be required where disclosure is made in connection with a routine examination by a regulatory or self-regulatory examiner, where such request or examination does not expressly reference Seller, its Affiliates, the Royalty Payments or this Agreement.
d.Notwithstanding anything herein to the contrary, nothing in this Section 5.8 shall be construed to restrict Purchaser from:
i.including disclosure of the Purchase Price and the amount and nature of the Purchased Receivables in the footnotes to Purchaser’s audited annual financial statements, to the extent so required by Purchaser’s independent accountants, or including comparable disclosure in Purchaser’s unaudited quarterly financial statements; and
ii.providing copies of the audited annual and unaudited quarterly financial statements, the Transaction Documents and any Royalty

Reports, Modifications, assignments, notices, requests, correspondence, documents or other information furnished pursuant to this Agreement, to Purchaser’s existing or prospective lenders or investors, or its direct or indirect beneficial owners, as long as such lenders, investors or beneficial owners have agreed to be bound by the provisions of this Section 5.8 or are otherwise subject to obligations of confidentiality comparable to those set forth in this Agreement.
e.Effective upon the date hereof, the Confidentiality Agreement dated May 15, 2024 (the “Confidentiality Agreement”), between Seller and OMERS Capital Solutions LP shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 5.8. OMERS Capital Solutions LP shall be a third-party beneficiary of this Agreement for purposes of this Section 5.8(e).
f.Notwithstanding the foregoing, in the event the confidentiality and non-use terms of the License Agreement are more stringent than those set forth in this Section 5.8, then Purchaser agrees to be bound by such more stringent terms in respect of Confidential Information (as defined in the License Agreement) of Licensee received hereunder by Purchaser.

5.9 Public Announcement; Disclosure

a.Neither Party shall make or cause to be made any filing, press release or similar public announcement or communication regarding the execution of this Agreement or the terms and conditions of this Agreement without the prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed), provided that the Parties have agreed to issue a press release in the form attached hereto as Exhibit E to announce the transaction consummated under this Agreement following the Closing.
b.Notwithstanding the foregoing, either Party may disclose this Agreement, or any of the terms and conditions hereof, (i) to the extent that such Party believes in good faith that such disclosure is required to comply with Applicable Law or any Judgment, (ii) in connection with the enforcement of its rights hereunder through legal process, (iii) for governmental, regulatory, tax or customs purposes, (iv) to its Affiliates and Representatives on a need-to-know basis, (v) to its actual or potential investors, co-investors, and other sources of funding, including debt financing, or actual or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives; provided that in the case of such disclosure pursuant to clause (iv) or (v), each recipient must be bound by customary obligations of confidentiality and non-use prior to any such disclosure.

5.10 Prosecution, Maintenance and Defense of Listed Patents

a.Seller shall use commercially reasonable efforts to, subject to the terms of, and the rights of the Licensee under, the License Agreement:
i.prosecute and maintain the Listed Patents;
ii.cause all required prosecution and maintenance fees and like payments with respect to the Listed Patents to be paid when due;
iii.not disclaim or finally abandon any of the Listed Patents without filing a continuation application, or fail to take any commercially reasonable action necessary to prevent the disclaimer or abandonment of any of the Listed Patents; and
iv.diligently defend any Listed Patents against opposition, interference or like proceedings by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction except, in each case, where the failure of Seller to take such actions or where such disclaimer or abandonment would not reasonably be expected to (i) have a Material Adverse Effect or (ii) adversely affect the value of the Purchased Receivables (including the timing, amount or duration thereof.
i.At the reasonable written request by Purchaser from time to time, Seller shall keep Purchaser reasonably informed regarding the prosecution and maintenance of any Listed Patents and shall reasonably consider any recommendations from Purchaser regarding any Listed Patents prosecuted by Seller, subject to the terms of, and the rights of Licensee under, the License Agreement.
j.All costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with the prosecution, maintenance and defense of the Listed Patents shall be borne equally by Seller and Purchaser. Purchaser shall, promptly (and in any event within ten (10) Business Days) following receipt of a written request from Seller (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement), reimburse Seller for 50% of all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Seller pursuant to this Section 5.10.
k.In relation to any Listed Patent prosecuted by Seller and subject to the terms of, and Licensee’s rights under, the License Agreement, Seller shall
i.use commercially reasonable efforts to cause each such Listed Patent to be opted out from the exclusive jurisdiction of the Unified Patent Court over such patents (in accordance with Article 83(3) of the Council Agreement on a Unified Patent Court (no. OJ 2013 C 175/01)), and
ii.notify Purchaser in the event that it wishes to withdraw any such opt-out from the exclusive jurisdiction of the Unified Patent Court in respect of such patent (in accordance with Article 83(4) of Agreement no. OJ 2013 C 175/01).

In the event that Seller wishes to withdraw such opt-out pursuant to clause (ii) above, Seller shall provide its notice in good time to Purchaser, so that Purchaser may provide any comments and/or recommendations on the matter, and Seller shall take Purchaser’s comments and/or recommendations reasonably into account, subject to the terms of, and the rights of Licensee under, the License Agreement; provided that, in the event of any disagreement, Seller has sole control over the matter.

5.11 Litigation concerning any of the Listed Patents

a.Promptly (and in any event within five (5) Business Days) following Seller becoming aware of any alleged or threatened infringement of any of the Listed Patents (each, a “Specified Infringement”), Seller shall provide written notice thereof to Purchaser, together with a copy of the notice provided to, or received from, Licensee pursuant to Section 12.3.1 of the License Agreement. Promptly thereafter, Seller and Purchaser shall consult with each other with a view to determining the appropriate course of action to take with respect to such Specified Infringement, subject to the terms of, and to the extent permitted by, the License Agreement. Seller shall reasonably consider the views of Purchaser regarding such Specified Infringement.
b.Subject to the terms of, and to the extent permitted by, the License Agreement, Seller may, and if requested in writing by Purchaser, shall, proceed, in consultation with Purchaser, to institute such a suit or other legal proceeding and to use commercially reasonable efforts to enforce the Listed Patents, and to exercise such rights and remedies, relating to such Specified Infringement as shall be available to Seller under Applicable Law; provided that Seller shall be obligated to institute such suit or proceeding at the request of Purchaser only to the extent the Specified Infringement would reasonably be expected to result in a Material Adverse Effect on the rights of Purchaser. Subject to the terms of, and to the extent permitted by, the License Agreement, in connection with any such enforcement of the Listed Patents by Seller, Seller shall:
i.employ lead counsel that is acceptable to Purchaser, acting reasonably;
ii.keep Purchaser reasonably apprised of material developments, material filings and strategic decisions to be made from time to time, including sharing drafts of substantive filings in advance of filing deadlines if requested by Purchaser, reasonably taking the comments of Purchaser in respect of such material developments, material filings and strategic decisions into account; and
iii.not settle or otherwise resolve any dispute relating to a Specified Infringement without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed) if such settlement or resolution would reasonably be expected to result in a Material Adverse Effect on the rights of Purchaser.

Without prejudice to the position of any Specified Infringement elsewhere, the Parties acknowledge and agree that any Specified Infringement in Belgium, Germany, France, United Kingdom, Italy and Spain would reasonably be expected to result in a Material Adverse Effect on the rights of Purchaser solely with respect to this Section 5.11(b).
Subject to the terms of, and to the extent permitted by, the License Agreement, with respect to any enforcement by Seller pursuant to this Section 5.11, nothing contained herein shall limit Purchaser from retaining separate counsel, at Purchaser’s cost and expense, who shall be permitted, where reasonably practicable, to consult with the lead counsel for such enforcement selected pursuant to this Section 5.11.
l.Promptly (and in any event within five (5) Business Days) following Seller becoming aware of any third-party claims pursuant to section 12.4 of the License Agreement that would reasonably be expected to have a Material Adverse Effect on the rights of Purchaser, Seller shall provide written notice thereof to Purchaser, together with a copy of the notice provided to, or received from, Licensee pursuant to Section 12.4 of the License Agreement. Promptly thereafter, Seller and Purchaser shall consult with each other with a view to determining the appropriate course of action to take with respect to such claims, subject to the terms of, and to the extent permitted by, the License Agreement. Seller shall reasonably consider the views of Purchaser regarding such third-party claims.
m.Purchaser shall, promptly (and in any event within ten (10) Business Days) following receipt of a written request from Seller (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement), reimburse Seller for 50% of all documented costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Seller as a result of Seller’s enforcement of any of the Listed Patents for Specified Infringement. Subject to the terms and conditions of the License Agreement, the proceeds of such enforcement of the Listed Patents for Specified Infringement shall first be used to reimburse Seller and Purchaser for the amount of all documented costs and expenses (including reasonable attorneys’ fees and expenses) (i) in the case of Seller, reasonably incurred and not already reimbursed by Purchaser, and (ii) in the case of Purchaser, reimbursed to Seller, in each case under this Section 5.11. The balance of the proceeds shall be allocated to Seller and Purchaser equally, except with respect to such proceeds that are for an unpaid portion of the Purchased Receivables, which shall be allocated to Purchaser.

5.12 Tax Matters

a.Seller and Purchaser agree that for United States federal income tax purposes and, to the extent applicable, U.S. state, local, non-income and non-U.S. tax purposes, the transactions contemplated by this Agreement are intended to be treated as a sale. The Parties shall file tax returns consistent with the foregoing and shall not take a position inconsistent with the foregoing unless required pursuant to a “determination” that is final within the meaning of Section 1313 of the Code. If there is an inquiry by any taxing authority of Seller or Purchaser related to matters addressed in this Section 5.12, the Parties shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.12.
b.Purchaser agrees:
i.to notify Seller and the Escrow Agent in writing as soon as practicable, but in any event at least ten (10) Business Days (if known at such time) prior to the next payment of any Purchased Receivables or other amount due to Purchaser hereunder, if (A) Purchaser becomes ineligible to use or deliver any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement, or (B) any Applicable Withholding Certificate, other tax form or information furnished in connection therewith or with this Agreement that was previously delivered pursuant to this Agreement ceases to be accurate or complete; and
ii.to the extent it is legally eligible to do so, to provide to Seller and the Escrow Agent any additional tax forms or information relating to any Applicable Withholding Certificate (A) upon reasonable request by Seller or the Escrow Agent and (B) subject to 5.12(b)(i)(A), promptly upon any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement becoming obsolete.
c.Subject to Section 5.12(e):
i.All payments to Purchaser under this Agreement shall be made without any deduction or withholding for or on account of any tax, provided that, if Seller reasonably determines in consultation with Purchaser that deduction or withholding of any tax has become required from any amount payable hereunder (but for this sentence) to Purchaser, then Seller shall be entitled to deduct (or cause to be deducted) such tax prior to remittance to Purchaser, provided, further, that Seller shall provide reasonable advance written notice to Purchaser of its intention to withhold and shall provide Purchaser a reasonable opportunity to take (with Seller’s cooperation) any measures that could reduce or eliminate the amount of such withholding; and
ii.Seller shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 5.12 to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Purchaser. Seller shall use commercially reasonable efforts to give or cause to be given to Purchaser such assistance and such information concerning the reasons for deduction as may be reasonably necessary to enable Purchaser to claim appropriate exemption therefrom, or credit therefor, and, in each case, shall furnish Purchaser with proper evidence of the taxes withheld and remitted to the relevant taxing authority.
d.If Purchaser reasonably determines in consultation with Seller that deduction or withholding of any tax has become required from any amount payable hereunder (but for this sentence) to Seller, then Purchaser shall be entitled to deduct (or cause to be deducted) such tax prior to remittance to Seller, provided, further, that Purchaser shall provide reasonable advance written notice to Seller of its intention to withhold and shall provide Seller a reasonable opportunity to take (with Purchaser’s cooperation) any measures that could reduce or eliminate the amount of such withholding. Purchaser shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 5.12 to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Seller. Purchaser shall use commercially reasonable efforts to give or cause to be given to Seller such assistance and such information concerning the reasons for deduction as may be reasonably necessary to enable Seller to claim appropriate exemption therefrom, or credit therefor, and, in each case, shall furnish Seller with proper evidence of the taxes withheld and remitted to the relevant taxing authority.
e.Seller and Purchaser shall be required to fully cooperate with each other and use commercially reasonable efforts in order to avoid, eliminate or reduce any German withholding tax obligation in respect of the Purchased Receivables and, if required, to obtain a Withholding Tax Refund. Without limiting the generality of the foregoing:
i.With respect to payments relating to the Purchased Receivables, Seller shall use commercially reasonable efforts to (A) obtain a tax exemption certificate (Freistellungsbescheinigung) under the laws of Germany, and to renew such certificate on a timely basis as and when required , in order to avoid or reduce any withholding tax obligations for payments relating to the Purchased Receivables (“German Exemption Certificate”) and (B) file any necessary application for a German Exemption Certificate in due time before an existing German Exemption Certificate expires or otherwise becomes invalid. Seller shall provide a draft application for the German Exemption Certificate to Purchaser for review and comments and Seller shall incorporate any reasonable comments provided by Purchaser and shall file the application (and any renewals of such application) as soon as reasonably practicable.
ii.In anticipation of the German tax authorities requiring the renewal of the German Exemption Certificate due to execution of this Agreement, Seller shall provide a draft German Exception Certificate to Purchaser for review within 20 Business Days of the date hereof.
iii.Once obtained, Seller shall provide the Licensee with the German Exemption Certificate.

iv.To the extent required to obtain a Withholding Tax Refund, Seller shall use commercially reasonable efforts to obtain from Licensee all original documents, receipts or other evidence, in respect of any such tax that is withheld and shall forward such documents to Purchaser.
v.If the German taxing authority declines to issue the German Exemption Certificate or to grant the Withholding Tax Refund (each a “Relevant Withholding Tax Decision”), Seller shall notify Purchaser of such Relevant Withholding Tax Decision promptly (and in any event within five (5) Business Days) after having received the relevant information or knowledge.
vi.Seller shall fully cooperate with Purchaser and its advisors in connection with any tax proceeding relating to a Relevant Withholding Tax Decision (each a “Relevant Withholding Tax Matter”) and Seller shall act on Purchaser’s reasonable direction with regard to a Relevant Withholding Tax Matter; provided that those instructions are in line with Applicable Law. In particular, and without prejudice to the aforementioned, Seller shall:
A.provide to Purchaser, upon Purchaser’s request, all relevant documents or other information to the extent available to Seller;
B.permit Purchaser and its advisors to participate at their sole discretion and at Purchaser`s own cost, in all tax proceedings relating to a Relevant Withholding Tax Matter; and
C.challenge and litigate at the request of Purchaser, and acting on Purchaser’s reasonable direction, any Relevant Withholding Tax Matter, provided that (i) any costs, fees and expenses in connection with such actions are borne equally by Purchaser and Seller, (ii) any collateral (if any) requested by the German tax authorities as security for any German withholding tax obligation on payments relating to the Purchased Receivables provided by Purchaser .
vii.Seller shall pay a Withholding Tax Refund to Purchaser within 10 Business Days of receipt of such Withholding Tax Refund.
viii.For avoidance of doubt, nothing contained herein requires Seller to make any additional payment to Purchaser in the event of withholding of any German tax by Licensee other than the payment of a Withholding Tax Refund pursuant to 5.12(e)(vii) or any withholding tax that is borne by Seller or an assignee of Seller pursuant to Section 8.3.
f.Seller shall pay all material taxes required to be paid by it when due except for any such taxes that are being contested in good faith by appropriate proceedings and for which Seller has established adequate reserves determined in accordance with generally accepted accounting principles applicable to Seller, as in effect from time to time.

5.13 Sanctions; Financial Crime Laws

During the Term:

a.each Party shall comply with all Financial Crime Laws;
b.each Party shall not conduct any business dealings or activities in violation of any Sanctions or in any other manner that would expose such Party to the risk of adverse measures pursuant to any Sanctions;
c.each Party shall promptly notify the other Party in writing if it becomes aware of any allegation that it has conducted any business dealings or activities in violation of any Sanctions or Financial Crime Laws; and
d.Seller shall promptly notify Purchaser in writing if it becomes aware of any allegation that Licensee has conducted any business dealings or activities in violation of any Sanctions or Financial Crime Laws.

5.14 Payoff Letter

a.At the Closing, Seller shall pay, in accordance with the Payoff Letter, the portion of the Repurchase Consideration that is not satisfied by payment of the Purchase Price by Purchaser hereunder pursuant to Section 2.2(b).
b.Promptly following the Closing, Seller shall file UCC-3 financing statement terminations and the intellectual property releases that are attached to the Payoff Letter (to the extent such terminations and releases are not promptly filed by Eiger III SA LLC), and Seller shall take such other actions and file such other instruments, releases and documents as may be required to evidence the termination, release and discharge of the Encumbrances granted by Seller in connection with the RIPA and the RIPA Security Agreement.

5.15 Further Assurances

From and after the date hereof, each Party shall, at the sole cost and expense of the requesting Party (including reimbursement of the non-requesting Party’s documented, reasonable, out-of-pocket legal fees and expenses), execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

5.16 Seller’s Name, Jurisdiction and Type

Seller shall provide to Purchaser at least thirty (30) days’ written notice prior to any change to its legal name, jurisdiction of formation or entity type.

ARTICLE 6
THE CLOSING

6.1 Closing

The closing of the purchase and sale of the Purchased Receivables contemplated hereby (the “Closing”) shall take place contemporaneously with the execution or delivery of the closing deliverables set forth in this Article 6, on the date hereof, via the electronic (including email of PDF-format documents) exchange of signatures and documents.

6.2 Closing Deliverables of Seller

At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:
a.the Bill of Sale executed by Seller;
b.a certificate of an executive officer of Seller setting forth the incumbency and specimen signature of the officer or officers of Seller who have executed and delivered the Transaction Documents, and attaching a copy of the organizational documents of Seller;
c.the Payoff Letter executed by Seller, Eiger III SA LLC, and Interlaken ICAV, for and on behalf of Eiger Partners II Fund;
d.the Licensee Consent executed by Seller and Licensee;
e.the Escrow Agreement executed by Seller and the Escrow Agent; and
f.a copy of the index of the Data Room.

6.3 Closing Deliverables of Purchaser

At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

a.the Bill of Sale executed by Purchaser;
b.a certificate of an executive officer of Purchaser GP setting forth the incumbency and specimen signature of the officer or officers of Purchaser GP who have executed and delivered the Transaction Documents on behalf of Purchaser GP, in its capacity as general partner of Purchaser;
c.the Escrow Agreement executed by Purchaser and the Escrow Agent;
d.an Applicable Withholding Certificate, duly executed by Purchaser; and
e.payment of the Purchase Price in accordance with Section 2.2.

ARTICLE 7
INDEMNIFICATION

7.1 Obligations of Parties to Indemnify

a.Subject to the limitations set forth in this Article 7, from and after the Closing, Seller shall indemnify Purchaser against any and all losses, liabilities, expenses (including reasonable attorneys’ fees and expenses) and damages (collectively, “Losses”) incurred by Purchaser or its limited partners, general partners, directors, officers, employees or agents (each, a “Purchaser Indemnified Party”), to the extent arising or resulting from any of the following:
i.any breach of any representation or warranty made by Seller in this Agreement;
ii.any breach of any covenant or agreement of Seller contained in any of the Transaction Documents; and
iii.the Excluded Liabilities and Obligations;
provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party solely to the extent (A) resulting from the gross negligence, willful misconduct, or fraud of any Purchaser Indemnified Party or (B) resulting from acts or omissions of Seller based upon, and in conformity with, Purchaser’s express written instructions.

f.Subject to the limitations set forth in this Article 7, from and after the Closing, Purchaser shall indemnify Seller against any and all Losses incurred by Seller or its directors, officers, employees or agents (each, a “Seller Indemnified Party”), to the extent arising or resulting from any of the following:
i.any breach of any representation or warranty made by Purchaser in this Agreement; and
ii.any breach of any covenant or agreement of Purchaser contained in any of the Transaction Documents;
provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party solely to the extent (A) resulting from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party or (B) resulting from acts or omissions of Purchaser based upon, and in conformity with, Seller’s express written instructions.

7.2 Procedures Relating to Indemnification for Third-Party Claims

a.In order for a Party (an “Indemnified Party”) to be entitled to any indemnification under Section 7.1 in respect of Losses arising out of or involving a claim or demand made by any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third-Party Claim”), the Indemnified Party must, promptly after its receipt of notice of the commencement of such Third-Party Claim, notify the Party from whom indemnification is sought under Section 7.1 (the “Indemnifying Party”) in writing (including in such notice a brief description of such Third-Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under Section 7.1 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim.
b.The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party. If the Indemnifying Party elects to assume the defense of any Third-Party Claim and thereafter defends the Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, or if the Indemnifying Party ceases to defend such Third-Party Claim, the Indemnified Party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third-Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement. If the Indemnifying Party elects to assume the defense of any Third-Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of such Third-Party Claim through counsel chosen by the Indemnified Party and, except in the circumstances described in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in the defense of a Third-Party Claim (which shall all be considered Losses for purposes of this Agreement) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third-Party Claim and a reasonable period after such notification for such Indemnifying Party to assume the defense of such Third-Party Claim).
c.The Parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third-Party Claim and which does not impose any non-monetary penalties on the Indemnified Party and releases the Indemnified Party completely and unconditionally in connection with such Third-Party Claim. Regardless of whether the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not be entitled to be indemnified or held harmless pursuant to Section 7.1 if the Indemnified Party shall settle such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned, or delayed).

7.3 Procedures Relating to Indemnification for Other Claims

In order for an Indemnified Party to be entitled to any indemnification under Section 7.1 in respect of Losses that do not arise out of or involve a Third-Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under Section 7.1 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

7.4 Limitations on Indemnification

a.Notwithstanding anything in this Agreement to the contrary, other than with respect to any fraud, willful misconduct or intentional misrepresentation, Seller shall not have any liability under clause (i) of Section 7.1(a):
i.unless the aggregate liability for all Losses suffered by the Purchaser Indemnified Parties thereunder exceeds 1% of the Purchase Price, in which case Seller shall pay the full amount of all such Losses (from the first dollar thereof) without regard to the foregoing threshold; or
ii.in excess of the amount by which (x) the Purchase Price actually paid to Seller exceeds (y) the aggregate amount of payments in respect of the Purchased Receivables received by Purchaser, in the aggregate.
b.Notwithstanding anything in this Agreement to the contrary, other than with respect to any fraud, willful misconduct or intentional misrepresentation, Purchaser shall not have any liability under clause (i) of Section 7.1(b):

i.unless the aggregate liability for all Losses suffered by the Seller Indemnified Parties thereunder exceeds 1% of the Purchase Price, in which case Purchaser shall pay the full amount of such Losses (from the first dollar thereof) without regard to the foregoing threshold; or
ii.in excess of the Purchase Price actually paid to Seller, in the aggregate.

7.5 Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 7.1 and shall terminate on the date that is eighteen (18) months following the date hereof, other than the representations and warranties in Section 3.1, Section 3.2, Section 3.3 (but only with respect to clause (b)), Section 3.4, Section 3.7, Section 3.9(c), Section 3.11(e), Section 3.14, Section 4.1, Section 4.2 and Section 4.7 (the “Fundamental Representations”), which shall survive the Closing solely for purposes of Section 7.1 and shall terminate at the end of the Term. No Party shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other Party shall have delivered a notice to such Party, pursuant to Section 7.2(a) or Section 7.3, claiming such a liability or obligation under Section 7.1, prior to the date that is eighteen (18) months following the date hereof or, in the case of Fundamental Representations, prior to the end of the Term.

7.6 Exclusive Remedy; Specific Performance

a.The Parties acknowledge and agree that, from and after the Closing, this Article 7 (including Section 7.4 and Section 7.5) shall provide the Parties’ sole and exclusive monetary remedy with respect to any matter or claim arising out of, relating to or in connection with any of the Transaction Documents or any of the transactions contemplated thereby, except that any such claim or matter based upon fraud shall not be subject to or limited by this Article 7. All indemnification payments made by Seller hereunder shall be treated by the Parties as adjustments to the Purchase Price for tax purposes unless otherwise required by Applicable Law.
b.Each of the Parties further acknowledges and agrees that the other Party would be damaged irreparably in the event that any of the covenants and agreements set forth in this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Party shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.

7.7 Limitations on Damages

a.Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, in no event, other than circumstances of fraud, shall either Party be liable (including under Section 7.1) for any (i) lost profits or damages based on a multiple of earnings, cash flow, revenue or other metric of the other Party, (ii) special, exemplary, punitive, multiple or consequential damages or (iii) loss of use, business interruption, loss of any contract or other business opportunity or good will, in each case of clauses (i), (ii) and (iii), of the other Party, whether or not caused by or resulting from the actions of such Party or the breach of its covenants, agreements, representations or warranties under any of the Transaction Documents and whether in contract, tort or breach of statutory duty or otherwise, even if such Party has been advised of the possibility of such damages. Nothing in this Section 7.7(a) shall limit an Indemnifying Party’s liability for any damages of the nature of those referred to in this Section to the extent that such damages are payable by the Indemnified Party to a third party.
b.For greater certainty, (i) nothing in this Section 7.7 shall have the effect of precluding the recovery of damages in respect of amounts that would otherwise have comprised the Purchased Receivables, notwithstanding that the loss of a receivable or a payment in the nature of the Purchased Receivables might otherwise be characterized as a pure economic loss, and (ii) Purchaser shall be entitled to make indemnification claims in respect of any portion of the Purchased Receivables that Purchaser was or would have been entitled to receive but did not receive timely or at all due to any indemnifiable event under this Agreement, and such portion of the Purchased Receivables shall not be deemed special, exemplary, punitive, multiple or consequential damages for any purpose of this Agreement.

7.8 Payments

Each Party shall make all payments required to be made by it pursuant to this Article 7 by wire transfer of immediately available funds to the bank account specified in writing by the other Party from time to time.

ARTICLE 8
MISCELLANEOUS

8.1 Term

The term of this Agreement (the “Term”) will commence on the date hereof and will end on the earlier of (a) the expiration of the last to expire of the Royalty Terms or (b) the Cap Date.

8.2 Notices

a.All notices, consents, waivers, requests and other communications hereunder shall be in writing, addressed to the recipient as set out below, and shall be effective (i) upon receipt when sent by an overnight courier, (ii) on the date personally delivered to an authorized officer of the Party to which sent, in all cases, with a copy emailed to the recipient at the applicable address, or (iii) on the date the email is sent, if sent prior to 5:00 P.M., New York City time, on a Business Day or (iv) the next Business Day after the date the email is sent, if sent on a day that is not a Business Day or after 5:00 P.M., New York City time, on any Business Day, in each case to the intended recipient as set forth below; provided, in the cases of clauses (iii) and (iv), that notice shall not be deemed given or effective if the sender receives an automatic system-generated response that such email was undeliverable. The foregoing will be addressed to the recipient as follows:
i.if to Seller, to:
Esperion Therapeutics, Inc.
3891 Ranchero Dr
Ann Arbor, MI 48108
Attention: Chief Financial Officer; General Counsel
Email: corporateteam@esperion.com

With a copy to:

Gibson, Dunn & Crutcher LLP
One Embarcadero Center #2600
San Francisco, CA 94111
Attention: [***]
Email: [***]

iii.if to Purchaser, to:
OCM IP Healthcare Portfolio LP
c/o OCM IP Healthcare Portfolio G.P. Inc.
100 Adelaide St. W, Suite 900
Toronto, ON M5H 0E2 Canada
Attention: [***]
Email: [***]
With a copy to:

OMERS Capital Solutions LP
100 Adelaide St. W, Suite 900
Toronto, ON M5H 0E2 Canada
Attention: [***]
Email: [***]

a.Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

8.3 Successors and Assigns

a.The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
b.Seller shall not assign any of its obligations and rights under this Agreement or any of the other Transaction Documents without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed), and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect.
c.Notwithstanding Section 8.3(b), Seller may assign this Agreement in its entirety without Purchaser’s prior written consent, (i) to an Affiliate of Seller, or (ii) to any third party that acquires all or substantially all of Seller’s business to which this Agreement relates, whether by merger, sale of assets or otherwise, so long as (A) such Affiliate or such third party acquires all of Seller’s interest in all of the Listed Patents, the License Agreement (except for Seller’s interest in any of the Retained Receivables), this Agreement and the other Transaction documents, (B) upon closing any such transaction, Seller causes such assignee to assume all of the obligations of Seller under the Transaction Documents and agrees in writing to be bound by the provisions of the Transaction Documents as though it was Seller, such agreement to be in form and substance satisfactory to Purchaser (acting reasonably); (C) such assignment shall not result in any additional deduction or withholding by Licensee of any taxes resulting from such assignee’s tax status or such assignee being a party to the License Agreement or any of the Transaction Documents, unless such additional deduction or withholding is borne by Seller or such assignee pursuant to a written instrument in favor of Purchaser; (D) Seller shall cause such assignee to provide KYC information reasonably requested by Purchaser; and (E) Seller shall provide written notice of the completion of any such assignment pursuant to this Section 8.3(c) to Purchaser within five (5) Business Days following the completion thereof.
d.Purchaser shall not assign any of its obligations and rights under this Agreement or any of the other Transaction Documents without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed), and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect. Notwithstanding the foregoing, Purchaser may assign any of its obligations and rights under this Agreement and the other Transaction Documents without Seller’s prior written consent to an Affiliate of Purchaser, provided that (A) such Affiliate assumes all of Purchaser’s obligations under the

Transaction Documents and agrees in writing to be bound by the Transaction Documents as though it was Purchaser, such agreement to be in form and substance satisfactory to Seller (acting reasonably); and (B) Purchaser shall provide written notice of the completion of any such assignment to Seller promptly (and in any event within five (5) Business Days) following the completion thereof.
e.Notwithstanding anything to the contrary contained in this Section 8.3, Seller shall not take, or permit to be taken, any Qualified Action. A “Qualified Action” for purposes of this Section 8.3(e) means:
i.a change of domicile, jurisdiction of incorporation or tax residency of Seller;
ii.an acquisition of all or substantially all of the equity interest of Seller by way of merger or otherwise;
iii.a change of control of Seller;
iv.the establishment of a permanent establishment of Seller outside of the United States of America; and
v.any other action that results in the Seller no longer being entitled under the DTT US/Germany and Section 50d paragraph 3 German Income Tax Act (Einkommensteuergesetz) to the benefits of the DTT US/Germany pursuant to Articles 12, 28 of the DTT US/Germany, with respect to Royalty Payments;

in each case ((i) through (v)), if such action results in any additional deduction or withholding of any German taxes on payments of the Purchased Receivables, unless such additional deduction or withholding is borne by Seller

8.4 Independent Nature of Relationship

The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form. The Parties recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of the other. For greater certainty, the Parties agree that this Agreement does not, and they do not intend this Agreement to, create a contractual partnership for U.S. federal, state, local or non-U.S. income tax purposes.

8.5 Third Party Beneficiaries

Except to the extent contemplated in Section 5.8(e) and Section 7.1, this Agreement is for the sole benefit of Seller and Purchaser and their respective permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder. Purchaser shall hold the benefit of the indemnities in Section 7.1(a) in trust for the Purchaser Indemnified Parties, and Seller shall hold the benefit of the indemnities in Section 7.1(b) in trust for the benefit of the Seller Indemnified Parties.

8.6 Entire Agreement

This Agreement, together with the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by either Party. All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.

8.7 Governing Law

a.PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
b.Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts of the State of New York located in New York County, and the U.S. federal district courts of the Southern District of the State of New York (and any appellate court therefrom) in any action or proceeding arising out of or relating to or in connection with this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
c.Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to or in connection with this Agreement in any court referred to in Section 8.7(b). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

d.Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law. Each of the Parties waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

8.8 Waiver of Jury Trial

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.9 Severability

If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court, arbiter or Governmental Authority, in each case, of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

8.10 Counterparts

This Agreement may be executed in any number of counterparts, each of which executed counterparts shall constitute an original, and all of which counterparts together shall constitute one and the same instrument. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

8.11 Amendments; No Waivers

Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party in any case shall entitle it to any notice or demand in similar or other circumstances. No course of dealing between the Parties shall be effective to amend, modify, supplement or waive any provision of this Agreement.

8.12 Termination

a.Subject to Section 8.12(b), this Agreement shall continue in full force and effect until the end of the Term, at which point this Agreement shall automatically terminate in its entirety, save for any rights, obligations or claims of either Party which have accrued prior to such termination (along with any corresponding limitations of liability in respect thereof).
b.The following provisions shall survive any termination of this Agreement pursuant to this Section 8.12: Article 1, 2.3 (No Assumed Obligations; No Assigned Rights), 2.4 (No Purchase or Sale of Excluded Assets), 5.1 (Payments on Account of the Purchased Receivables), Section 5.8 (Confidentiality), Section 5.9 (Public Announcement; Disclosure), Section 5.12 (Tax Matters) and the rights, obligations or claims of either Party accruing prior to termination under Section 8.12(a); Article 7 (Indemnification); and this Article 8 (Miscellaneous). Nothing contained in this Section 8.12 shall relieve either Party from liability for any breach of this Agreement that occurs prior to termination.

(The remainder of this page is intentionally left blank; signature page follows.)

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

ESPERION THERAPEUTICS, INC.
by	/s/ Authorized Signatory
Name: [***]
Title: [***]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

OCM IP HEALTHCARE PORTFOLIO LP, by its general partner, OCM IP HEALTHCARE PORTFOLIO G.P. INC.
by	/s/ Authorized Signatory
Name: [***]
Title: [***]

by	/s/ Authorized Signatory
Name: [***]
Title: [***]

Exhibit A Form of Bill of Sale and Assignment
[***]

Exhibit B Escrow Agreement
[***]

Exhibit C Seller Account
[***]

Exhibit D Seller Disclosure Letter
[***]

Exhibit E Press Release
[***]